EXHIBIT 15.25

Dollar Thrifty Automotive Group, Inc.

5330 East 31st Street

Tulsa, Oklahoma

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Dollar Thrifty Automotive Group, Inc. and subsidiaries for the three- and six-month periods ended June 30, 2006 and 2005, and have issued our report dated August 7, 2006 (February 26, 2007, as to the effects of the restatement discussed in Note 17). As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2006, is incorporated by reference in Registration Statements No. 333-79603, No. 333-89189, No. 333-33144, No. 333-33146, No. 333-50800, No. 333-128714 and No. 333-136611 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Tulsa, Oklahoma

February 26, 2007